EXHIBIT 10.2

AMENDMENT NO. 1

TO

ASSIGNMENT AND LICENSE AGREEMENT

This Amendment No. 1 to Assignment and License Agreement (this “Agreement”) is dated as of November 2, 2004 and is made by and among Chromodynamics, Inc., a Pennsylvania corporation (“CDI”), Spectral Molecular Imaging, Inc., a Nevada corporation formerly named Spectral Molecular Technologies, Inc. (“Spectral”), and Daniel L. Farkas, Miriam Farkas, Elliot Wachman and Jill Wachman (these four individuals, collectively, the “Inventors”).

RECITALS

WHEREAS, CDI, Spectral and the Inventors (collectively, the “Parties”) previously entered into an Assignment and License Agreement, dated as of November 1, 2004 (the “Assignment Agreement”); and

WHEREAS, the Parties wish to amend certain provisions of the Assignment Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Section 4.1 Amendment. Section 4.1 of the Assignment Agreement is hereby amended by changing the reference therein to thirty (30) days from the date of the Assignment Agreement to fifty (50) days from the date of the Assignment Agreement.

2. Section 4.4 Amendment. Section 4.4(a) of the Assignment Agreement is hereby amended by adding a fourth and fifth sentence to that Section, which sentences shall read in full as follows:

“In the event Spectral is required to pay a royalty or other similar payment to CMU or any third party in order to make, use or sell Endoscopic Products without violating the intellectual property rights of that party, the foregoing royalty payable by Spectral to the Inventors that is based on Net Sales of Endoscopic Products shall be reduced by the amounts, if any, that are payable to each of such third parties (before similar offsets under the third party agreement); provided, however, that in no event will the royalty payable to the Inventors due to this offset be reduced below {***}. In the event Spectral is required to pay a royalty or other similar payment to any third party (other than CMU) in order to make, use or sell CMU Products without violating the intellectual property rights of that party, the foregoing royalty payable by Spectral to CDI that is based on Net Sales of CMU Products shall be reduced by the amounts, if any, that are payable to each of such third parties (before similar offsets under the third party agreement); provided, however, that in no event will the royalty payable to CDI (after first taking into account any required payment by Spectral to CMU) be reduced by more than {***}.

Portions marked with {***} have been omitted pursuant to a Request for Confidential Treatment and were filed separately with the Commission.

3. Miscellaneous. This Agreement, together with the Assignment Agreement as modified by this Agreement, constitutes the entire agreement of the Parties pertaining to the subject matter of this Agreement. This Agreement may be executed in one or more counterparts, each of which is an original and all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

CHROMODYNAMICS, INC.

By:	/s/ Jill Wachman
	Name:	Jill Wachman, M.D.
	Title:	Vice President

SPECTRAL MOLECULAR IMAGING, INC.

By:	/s/ Manfred Mosk
	Name:	Dr. Manfred Mosk
	Title:	Interim Chief Executive Officer

/s/ Daniel L. Farkas
DANIEL L. FARKAS

/s/ Miriam Farkas
MIRIAM FARKAS

/s/ Elliot Wachman
ELLIOTT WACHMAN

/s/ Jill Wachman
JILL WACHMAN

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